As filed with the Securities and Exchange Commission on August 31, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARADYNE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2658219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8545 126th Avenue North

Largo, Florida 33773

(727) 530-2000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Patrick M. Murphy

Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

(727) 530-2000

(Name, address, including zip code, and telephone number

including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Craig D. Apolinsky, Esq.

Alston & Bird LLP

1201 W. Peachtree Street

Atlanta, Georgia 30309-3424

(404) 881-7000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	1,612,904 shares (1)	$4.61(2)	$7,435,487(2)	$942.08

(1)	Includes 1,008,065 shares to be issued under an outstanding warrant at an exercise price of $5.95 per share.

(2)	Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the Registrant’s Common Stock on August 26, 2004, as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION - DATED AUGUST 31, 2004

PROSPECTUS

1,612,904 Shares

PARADYNE NETWORKS, INC.

Common Stock

This prospectus relates to the offer and sale by the Selling Stockholders named herein of 1,612,904 shares of common stock of Paradyne Networks, Inc. The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on the Nasdaq National Market or in private transactions using any of the methods described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholders.

Our common stock is traded on the Nasdaq National Market under the symbol “PDYN.” On August 26, 2004, the last sales price for the shares of our common stock as reported on the Nasdaq National Market was $4.67 per share.

See “Risk Factors” beginning on page 1 of this prospectus for certain considerations relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

Unless the context otherwise requires, the terms “we”, “our” and “Paradyne” refer to Paradyne Networks, Inc., a Delaware corporation, and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Stockholders are making an offer to sell securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

Paradyne is a leading developer, manufacturer and distributor of broadband network access products for network service providers, commonly referred to as NSPs, and business customers. Paradyne operates in a single business segment. Paradyne has solutions for network service providers that utilize existing telephone lines and enable them to offer high speed, cost effective voice, data and video solutions at speeds up to one gigabit per second. NSPs use Paradyne’s broadband products to enable high-speed connections from the central office to the customer premise. Moreover, Paradyne’s broadband products enable NSPs to more efficiently provide network access services by allowing a high level of management, monitoring and control over network access equipment and circuits. Business customers use Paradyne’s broadband products for high-speed connection of voice and data communications to connect their employees to corporate wide area networks and to the Internet using both public and private services provided by NSPs.

On August 3, 2004, Paradyne purchased substantially all of the assets and assumed certain liabilities of Net to Net Technologies, Inc. (“Net to Net”), Net to Net Technologies Ltd and Net to Net Technologies GmbH pursuant to that certain Asset Purchase Agreement dated as of July 24, 2004 by and among Paradyne, Net to Net, Net to Net Technologies Ltd, Net to Net Technologies GmbH and for the limited purposes stated therein, certain stockholders of Net to Net, as amended by that certain Amendment No. 1 to Asset Purchase Agreement dated as of August 3, 2004. As a part of the purchase price, Paradyne issued 604,839 shares of our common stock to the Selling Stockholders and a warrant to Net to Net to purchase up to 1,008,065 shares of our common stock at a purchase price of $5.95 per share. Paradyne entered into a Registration Rights Agreement dated August 3, 2004 with the Selling Stockholders pursuant to which we agreed to file a registration statement with the Commission to register the Shares issued to the Selling Stockholders and with respect to the Shares available for purchase under the warrant for resale. The registration statement of which this prospectus is a part was filed with the Commission pursuant to the Registration Rights Agreement.

Our principal executive offices are located at 8545 126th Avenue North, Largo, Florida 33773, and our telephone number is (727) 530-2000. For additional information regarding us and our business, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

RISK FACTORS

Investors should carefully consider the risks and uncertainties described below before investing in our common stock. The risks and uncertainties described below are not the only risks and uncertainties that could develop. Other risks and uncertainties that we have not predicted or evaluated could also affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed, and the trading price of our common stock could decline, resulting in the loss of all or part of an investor’s investment in our common stock.

Our success will depend on the acceptance of new telecommunications services based on digital subscriber line, or DSL, technology.

Our future success is substantially dependent upon whether DSL technology continues to gain widespread market acceptance by NSPs and end users of their services. If DSL technology fails to continue growing in widespread acceptance, our revenues and results of operations will be adversely affected. We currently focus our business investment almost exclusively on the broadband access market. We have invested substantial resources in the development of DSL technology, and many of our products are based on DSL technology. Many NSPs continue to evaluate DSL technology and other alternative high-speed data access technologies, but they may not continue to pursue the deployment of DSL technology. Even if NSPs adopt policies favoring full-scale deployment of DSL technology, they may not choose to purchase our DSL product offerings. In addition, we have limited ability to influence or control decisions made by NSPs. NSPs are continuously evaluating alternative high-speed data access technologies and may, at any time, adopt technologies other than the DSL technologies offered by us.

We depend on the sale of our products to NSPs, who may reduce or discontinue their purchase of products or services at any time.

Our NSP customers account for a large percentage of our equipment revenues. If they are forced to defer or curtail their capital spending programs, we could lose, or experience delays or reductions in significant sales to such customers. Given the capital requirements, complex regulatory framework and other barriers to entry in the market, there are a limited number of NSPs. The U.S. market for many of the services provided by NSPs has had only moderate success since the passage of the Telecommunications Act of 1996 and many NSPs are struggling to build their infrastructure and rolling out their services. Many of these NSPs still need to develop, construct and expand their networks. The inability of our emerging NSP customers to complete development of their networks, attract or retain customers, respond to trends such as price reductions for their services or diminished demand for telecommunications services generally, could cause them to reduce their capital spending programs.

A substantial portion of our broadband revenues is expected from several international markets, and our expectations are based on the deregulation of these markets. A delay in deregulation or execution of market entry by new competitive service providers could negatively impact revenues. In addition, recent concerns about profitability and the long term viability of competitive service providers in both the U.S. and international markets has resulted in a tightening of the capital markets which has reduced the ability of some of our NSP customers to build out their networks as originally planned. Additionally, Paradyne expects broadband revenue from Postal Telephone and Telegraph authorities, or PTTs, in international markets to grow over the next few years. Sales to PTTs tend to require significant investments of time and personnel to successfully close. Excessive or unexpected delays in closure of these sales could negatively impact revenues.

Generally, our NSP customers do not have an obligation to purchase additional products or services from us. Termination of purchase arrangements with these NSP customers or a significant reduction or delay in the amount of our products they order could materially and adversely affect our revenues and reduce its profitability. In addition, the telecommunications industry has recently experienced consolidation, which may cause us to lose NSP customers.

Our success depends on NSPs incorporating our products into their infrastructure.

We anticipate that a significant portion of our future revenues will be attributable to sales to NSPs of our DSL, service level management, or SLM, and other broadband products. Our future performance will therefore be substantially dependent on incorporation of our products by NSPs into their service offerings to subscribers. The failure of our products to become an accepted part of NSPs’ service offerings or a slower than expected increase in the volume of sales by us of SLM products could materially and adversely affect our revenues. Our success in the NSP market will depend on numerous factors, many of which are outside our control. Some of these factors include:

•	NSP and subscriber acceptance of and satisfaction with our products;

•	the realization of operating cost efficiencies for NSPs when SLM products are deployed and our ability to demonstrate these operational benefits;

•	subscriber demand for our products and support for our products within the NSPs’ sales force;

•	our successful development of systems and products that address the requirements for products deployed as part of a NSP’s infrastructure;

•	the timing and successful completion of integration development work by NSPs to incorporate our SLM functionality into their operational support system; and

•	the absence of new technologies that make our products and systems obsolete before they can achieve broad acceptance.

Rapid technological change could render our products obsolete.

The telecommunications and data communications markets are characterized by rapid technological change. Our success will depend on our ability to adapt and to respond to technological changes. If we fail to keep pace with technological change, our product sales could suffer.

Our existing products could become obsolete or unmarketable as a result of the emergence of new industry standards or customer demands. For example, our customers could determine that they no longer require SLM with network access products. Furthermore, our products could become obsolete or unmarketable as a result of any new technology or products which are superior to ours. We may be unable to compete effectively if we are unable to adapt to changes in industry standards, meet customer demands or develop new products or enhancements to existing products.

Our products compete with numerous high-speed access technologies, including cable modems, satellite, wireless and fiber optic technologies. These competing technologies may ultimately prove to be superior to our products. Our products may become uncompetitive or obsolete as a result of the development of competing technologies that are more reliable, faster and less expensive than our technology. For example, substantially all of our products are deployed in networks that use standard copper telephone wires. The physical properties of copper wire limit the speed and distance over which data can be transmitted. Service levels degrade as distance from the central switching station increases. Other competing technologies, such as wireless and cable, may not be subject to such limitations.

We have engaged in the past and may engage in acquisitions and may be unable to successfully integrate, both operationally and cost effectively, any new operations, technologies, products or personnel.

As part of our ongoing corporate development activities, we have in the past and will, on a regular basis, engage in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. In connection with past acquisitions, such as Net to Net, and in the event that an acquisition does occur in the future, because of the small size of our management team, we may be particularly susceptible to risks associated with the assimilation of operations, technologies, products and personnel and the diversion of management’s attention from other business concerns. Moreover, we may not be able to identify suitable acquisition candidates or other strategic opportunities, and even if we do identify them, we may not be able to successfully complete any transaction.

Additionally, the cost to acquire technologies and businesses is substantial. In addition to the direct costs, there are significant indirect costs related to integration of personnel and technologies and potential product redesign. These costs may decrease operating income or increase operating losses if they are not offset by comparable increases in revenue.

We may not be able to finance our growth and capital requirements.

Substantial working capital is required in order to fund and continue to build our business. If we fail to do so, we will not be able to remain competitive or continue to meet the increasing demands for our products. We used the net proceeds of the initial public offering in July 1999 for general corporate purposes, including working capital and capital expenditures. We also spent significant amounts of cash to fund operating losses and increased expenses and to respond to competitive pressures. We cannot be certain that the remaining proceeds from our offerings, together with our existing capital resources and our ability to control expenditures, will enable us to continue to meet our capital requirements on an ongoing basis.

Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base, the growth of our sales and marketing efforts, potential future acquisitions and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. We cannot be certain that additional financing will be available when needed or that such financing can be obtained on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures.

We may not achieve revenue growth or become profitable.

We cannot be certain that we will achieve revenue growth or realize sufficient revenues to achieve profitability. We had an accumulated net deficit of approximately $83 million during the period from January 1, 1998 through December 31, 2003. In 1998, we had a net loss of $3.6 million. In 1999, we had net income of $7.9 million. In 2000, we had a net loss of $34.3 million. For the year ended December 31, 2001, we had a net loss of $23.6 million. In 2002, we had a net loss of $17.2 million and for the year ended December 31, 2003, we had a net loss of $12.0 million. For the six months ended June 30, 2004, we had a net loss of $0.1 million. We anticipate that we will continue to incur significant product development and selling, general and administrative expenses and, as a result, we will need to generate higher revenues to achieve and sustain profitability on an annual basis.

We are defending several lawsuits, including securities class action lawsuits, and if we are unsuccessful, this may have an adverse effect on our business.

We are currently defending several securities class action lawsuits filed against us and some of our executive officers and the current and former chairmen of our board are defendants. The stockholder suits, filed in September 2000 in the federal court in the Middle District of Florida, have been consolidated into one action (the “Florida Securities Actions”). That consolidated action alleges that the defendants, during the period September 28, 1999 through September 28, 2000, fraudulently or recklessly inflated the market price of our stock by erroneously reporting that we were performing well, that product demand was solid and that inventories were properly stated. Plaintiffs seek damages in an unspecified amount for the alleged inflated stock price during the class period. The defendants filed a motion on May 25, 2001, asking the court to dismiss the complaint, with prejudice, after which the Plaintiffs filed a memorandum of law in opposition to the defendants’ dismissal motion on July 2, 2001. This motion was denied by the Court on April 4, 2002. By order dated October 24, 2002, the Court granted plaintiffs’ motion to certify a class, but certified that the class should begin no earlier than March 20, 2000, instead of September 28, 1999 as the plaintiffs had proposed. The certified class consists of purchasers of Paradyne stock from March 20, 2000 through September 29, 2000.

On October 14, 2003, the parties filed a notice with the Court that they had reached an agreement to settle the Florida Securities Actions. In exchange for a payment of $3 million, to be funded solely by Paradyne’s insurer, the plaintiff class has agreed to release the defendants and dismiss the Florida Securities Actions. Defendants admitted no liability in making this settlement. The parties filed with the Court an executed Memorandum of Understanding on January 9, 2004, reflecting the essential terms of the settlement. The settlement is subject to the following conditions: execution of Stipulation of Settlement, preliminary approval by the Court of the terms of the Settlement, notice to the plaintiff class of the terms of the settlement and an opportunity to opt out of the settlement, funding by the defendants’ insurer, and final approval by the Court. There can be no assurances that each of these conditions will be satisfied. We have engaged the law firm of Holland and Knight, LLP as our legal counsel in this litigation.

A second stockholder purported class action suit was filed in December 2001 in the federal court in the Southern District of New York against us, some of our executive officers and the former chairman of our board, and the underwriters of our initial public offering (collectively, the “IPO Defendants”). That action (“New York Securities Action”) alleges that defendants, during the period from July 15, 1999 through December 6, 2000, violated federal securities laws by allocating shares of our initial public offering to favored customers in exchange for their promise to purchase shares in the secondary market at escalating prices. The New York Securities Action seeks damages in an unspecified amount for the purported class for the losses suffered during the class period as a result of an alleged inflated stock price. On June 5, 2003, the IPO Defendants agreed to participate in a global settlement of this case (along with the settlement of hundreds of other similar IPO allocation cases pending in the Southern District of New York). Any settlement owed by us will be funded exclusively by a portion of the proceeds of our directors’ and officers’ insurance policy and will result in the dismissal of this lawsuit and release by the plaintiff stockholder class of the IPO Defendants.

In July 2000, the Lemelson Medical, Educational & Research Foundation Limited Partnership (“Lemelson”) filed suit in the U.S. District Court in the District of Arizona against us and approximately ninety other defendants. The suit alleges that all the defendants are violating more than a dozen patents owned by the third party which allegedly cover the fields of “machine vision” used extensively in pick-and-place manufacturing of circuit boards and bar code scanning. We purchased this equipment from vendors, whom we believe may have an obligation to indemnify us in the event that the equipment infringes any third-party patents. The complaint seeks damages in an unspecified amount for the purported patent infringements. The complaint does not specify which defendants or activities allegedly violated which particular patents. We have responded with a Motion for More Definite Statement designed to identify the allegedly infringing activities as well as the particular patents and claims allegedly being infringed by it. After our filing of our Motion for More Definite Statement, the entire case was stayed on March 29, 2001, in order to allow an earlier-filed case with common factual and legal issues, referred to as the “Symbol/Cognex” litigation, to proceed. On January 23, 2004, the U.S. District Court for the District of Nevada found, in the Symbol/Cognex case, that the Lemelson patent claims at issue in the case involving the Company are invalid, unenforceable, and not infringed. The Symbol/Cognex court entered an amended judgment on May 27, 2004, finding the Lemelson patent claims at issue invalid, unenforceable, and not infringed, after denying Lemelson’s material post-trial motions. Lemelson is expected to appeal the Amended Judgment in the Symbol/Cognex case. We cannot be sure that we will prevail in this action and any adverse outcome could require us, among other things, to pay royalties to the third party patent owner. Given the lack of specificity in the complaint, it is not currently possible to calculate the potential for, or extent of, any liability resulting from this claim. We also cannot be sure that we will not receive other claims alleging infringement in the future. We have engaged the law firm of Fee and Jeffries, P. A. as our legal counsel in this litigation.

In January 2004, we filed suit against Visual Networks, Inc., a competitor in the field of service level agreement (SLA) and network performance monitoring solutions, alleging that Visual’s products and services infringed eleven of our patents. The suit was filed in the United States District Court for the Middle District of Florida (the “Florida Suit”). In February 2004, Visual Networks Operations, Inc., a wholly-owned subsidiary of Visual, filed suit in the United States District Court for the District of Maryland (the “Maryland Suit”) against Paradyne Corporation, a wholly-owned subsidiary of Paradyne Networks, Inc., alleging infringement by us of three of Visual’s patents. In April, the Florida Suit was dismissed on a procedural ground, and we have asserted the infringement of eleven Paradyne patents by Visual in the Maryland Suit. The case is in the early stages of discovery, so we cannot be sure that we will prevail in this action as to its contentions against Visual or as to its defenses against Visual’s claims of infringement by us. We have received opinions of counsel from a patent law firm that (i) we do not infringe any of the Visual patents-in-suit and (ii) that certain of the Visual patent claims are invalid and unenforceable in any event. We made these formal opinions of counsel available to Visual on August 20, 2004. Any adverse outcome could require us, among other things, to pay damages in the form of royalties or lost profits to Visual relating to past sales by Paradyne of certain iMarc and OpenLane products, and to make changes to eliminate the features in the products that are alleged to be infringing. In any event, the size of any such damages award could vary significantly depending upon the length of any period of past infringement, the amount of sales and profits realized during any period of past infringement, and the methodology used by the Court or the jury to calculate damages. Visual’s complaint seeks unspecified damages presently, and Visual has not taken any position in the litigation regarding how it calculates the damages claim it has asserted. Our position in the Maryland Suit is that we were not on notice of any claim of infringement until February 27, 2004, and that any damages award would be a fraction of the iMarc and OpenLane sales since that time. Currently the amount of gross sales attributable to iMarc and OpenLane since January 1, 2004 does not exceed $10 million. We have engaged the law firm of Hill & Kertscher, LLP as our legal counsel in this litigation.

Numerous factors could cause our results to fluctuate.

Our quarterly and annual results of operations have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Fluctuations in our results could cause our stock price to decline substantially. Some of these factors that might affect our results of operations include:

•	Our ability to achieve cost reductions. As with all companies, we constantly strive to improve our margins through reductions in our cost of sales. Failure to reduce our costs could reduce our margins, which, in turn, could adversely affect our ability to operate profitably.

•	Preferential pricing arrangements. We have preferential pricing arrangements with some of our customers. In our effort to win new business we may negotiate preferential pricing arrangements in the future with other customers. While these arrangements are intended to provide greater revenue, they may have a negative impact on our margins. Furthermore, because our strategy relies on entering into these arrangements in the future, if we fail to do so, our results could be below expectations.

•	Our ability to attain and maintain production volumes and quality levels for our products. Many factors could affect our ability to maintain production volumes and quality levels. They include an inability to obtain raw materials or components, labor shortages, and the maintenance of adequate facilities for production. If we fail to maintain production volumes or quality levels, we may be unable to produce sufficient quantities of our products to meet demand, which would adversely affect our revenues.

•	The mix of products sold and the mix of distribution channels through which they are sold. The mix of products sold can adversely affect our results. Margins vary within our newer and older products. If we fail to successfully sell our higher margin products, our gross margins may be lower than expected. In addition, some distribution channels have higher costs associated with sales. As a result, the mix of distribution channels may adversely affect operating income.

Due to these and other factors, including those discussed in this document, period-to-period comparisons should not be relied upon as indications of future performance. It is possible that in some future periods, our operating results and/or our growth rate will be below what public market analysts and investors expect.

Our dependence on only a few major customers for a substantial portion of our revenues exposes us to financial risks.

We depend on a small number of customers for a substantial portion of our revenues. As a result, a loss or a significant reduction or delay in sales to any of our major customers could materially and adversely affect our revenues. Direct sales and services performed for Lucent and Avaya accounted for approximately 20% of our total revenues in 2000 and approximately 15% for 2001. Direct sales to Broad Band Technologies Corporation (BBT Japan) accounted for approximately 21% of our total revenues for 2001 and approximately 15% for 2002. During 2003 and the six months ended June 30, 2004, no one customer accounted for more than 10% of our revenues but our largest six customers represented approximately 30% of our revenues in the aggregate for the six months ended June 30, 2004. Unless and until we diversify and expand our customer base, our future success will significantly depend upon certain factors which are not within our control, including:

•	the timing and size of future purchase orders, if any, from our larger customers;

•	the product requirements of our customers;

•	the financial and operational success of our customers; and

•	the success of our customers’ services deployed using our products.

Diversification and expansion of our customer base is particularly critical because of the highly competitive nature of our business. Our contracts are generally subject to annual renewal with the exception of our contracts with several of our customers, which have two to five year terms, and our customers generally do not have any obligation to purchase products solely from us.

Under a supply agreement between Lucent and us, which expired in the first quarter of 2002, we were the exclusive supplier of Lucent’s requirements for stand-alone network access products. As a result of the expiration of this supply agreement, we are no longer Lucent’s exclusive supplier of stand-alone network access products for resale, with the exception of Acculink Access Controller products. However, after April 1, 2005, we will no longer be the exclusive supplier of Acculink Access Controller products to Lucent. Consequently, we cannot be certain of the amount of future purchases, if any, from Lucent. Avaya has signed a three-year reseller agreement with us, effective November 16, 2001 through November 16, 2004. In both cases, it is possible that our sales of these products could decline substantially.

We compete in highly competitive markets and competition could harm our ability to sell products and services.

The telecommunications market is highly competitive. We compete directly with other providers of broadband and narrowband access equipment. Due to increasing competition, we may be forced to reduce the sales prices of many of our products in order to remain competitive. If we are unable to counter these price declines with reductions in manufacturing costs in order to compete effectively in the market for our products or services, our revenue and future profitability could be materially and adversely affected. We believe that competition may increase substantially as the introduction of new technologies, deployment of broadband networks and potential regulatory changes create new opportunities for established and emerging companies in the industry. We expect that competition for products that address the broadband access market will grow as more established and new companies focus on this market.

Many of our current and potential competitors are larger than us and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established channels of distribution. As a result, these competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with solutions that may be less costly, provide higher performance or additional features or be introduced earlier than our solutions.

Our markets are characterized by increasing consolidation both within the data communications sector and by companies combining or acquiring data communications products and technology for delivering voice-related services. We cannot be sure of the impact of any of these acquisitions on the competitive environment for our products. Increased competition and consolidation could result in price reductions and a decrease in our market share.

Our sales cycle is typically long and unpredictable.

Our business is subject to lengthy sales cycles. As a result, we may not recognize revenues from the sale of our products for long periods of time. Delays in product testing or approval, or cancellations of orders by customers, especially our NSP customers, could materially and adversely affect our revenues. On average, our sales cycle ranges from six to nine months. Sales of our products require a substantial commitment of capital and time from our customers, many of whom have lengthy internal procedures for approving large capital expenditures and lengthy testing and decision making processes. Before our NSP customers purchase products from us, they must first make a decision to standardize their service on a particular product, which involves extensive testing. Our sales cycle may be slowed further, or affected by, budgetary constraints and purchasing requirements of our customers, all of which are beyond our control. Moreover, sales of our products often require significant training of both our customers and end users before the decision to purchase. As a result, we may expend significant resources pursuing potential sales opportunities that will not be completed.

Our stock price may be volatile, which could result in substantial losses for stockholders.

Our common stock is traded on the Nasdaq National Market. While our average daily trading volume for the 52-week period ended August 20, 2004 was approximately 277,000 shares, we have experienced more limited volume in the past and may do so in the future. The trading price of our common stock has been and may continue to be volatile. The close sale prices of our common stock, as reported by the Nasdaq National Market, have ranged from $1.80 to $5.76 for the 52-week period ended August 20, 2004. The trading price of our common stock could be subject to wide fluctuations in response to various factors, some of which are beyond our control, such as:

•	actual or anticipated variations in quarterly results of operations;

•	changes in intellectual property rights of us or our competitors;

•	announcements of technological innovations;

•	the introduction of new products or changes in product;

•	pricing by us or our competitors;

•	changes in financial estimates by securities analysts;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	additions or departures of key personnel; and

•	generally adverse market conditions.

Accordingly, the price of our stock after the offering is likely to fluctuate greatly and may be lower than the price you pay.

Our dependence on development relationships could threaten our ability to sell products.

Our success is dependent upon our continued relationship with certain companies, including ST Microelectronics and Texas Instruments. If either of these companies breaches or terminates its agreement or fails to perform its obligations under its agreement or if we fail to renegotiate a new agreement upon the expiration of any agreement, we might not be able to sustain or grow our business. In particular, if either of these companies, other current corporate partners or future corporate partners discontinue their support of products that we have developed in cooperation with them, fail to continue to develop product enhancements required to meet customer demand, fail to appropriately address performance issues related to products that we have developed in cooperation with them, face claims of infringement of third party intellectual property rights with respect to the technology included in products that we have developed in cooperation with them or fail to continue to support joint marketing programs, our ability to sell products that we have developed in cooperation with them would be hampered. Additionally, in the event that any of our significant relationships are terminated, we may not be able to replace them in a timely manner, if at all.

We depend on sole and single source suppliers, which exposes us to potential supply interruption.

We currently purchase a number of important parts, such as framers, semiconductors and embedded communications processors, from sole source vendors for which alternative sources are not currently available. Delays or interruptions in the supply of these components could result in delays or reductions in product shipments. The purchase of these components from outside suppliers on a sole source basis subjects us to risks, including the continued availability of supplies, price increases and potential quality assurance problems. We currently purchase key components for which there are currently no immediate substitutes available from approximately 64 vendors. All of these components are critical to the production of our products. While alternative suppliers may be available to us, we must first identify these suppliers and qualify them. We cannot be certain that any such suppliers will meet our required qualifications or that we will be able to identify alternative suppliers in a timely fashion, if at all. We may not be able to obtain sufficient quantities of these components on the same or substantially the same terms. Consolidations involving suppliers could further reduce the number of alternatives for us and affect the cost of such supplies. An increase in the cost of such supplies could make our products less competitive with products which do not incorporate such components. Lower margins or less competitive product pricing could materially and adversely affect our business, financial condition and results of operation.

If we are unable to attract and retain key personnel and a skilled workforce, we may not be able to sustain or grow our business.

Our success depends to a significant degree upon the continued contributions of the principal members of our sales, engineering and management personnel, many of whom would be difficult to replace. The loss of such personnel could materially and adversely affect our business, financial condition and results of operations. Specifically, we believe that our future success is highly dependent on our senior management, and in particular on Sean E. Belanger, our president and chief executive officer. Except for agreements with Mr. Belanger and Patrick M. Murphy, our senior vice president, chief financial officer, treasurer and secretary, we do not have employment contracts with our senior executives. In any event, employment contracts would not prevent key personnel from terminating their employment with us.

We believe that our future success will also depend highly upon our ability to attract and retain highly skilled customer support and product development personnel. The market for qualified personnel in the telecommunications industry is highly competitive, and we frequently experience difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process.

We rely heavily on distributors and resellers.

A significant amount of our sales are made through distributors and resellers. We often rely on distributors and resellers to provide installation, training and customer support to the ultimate end users of our products. As a result, our success depends on the continued sales and customer support efforts of our network of distributors and resellers. Any reduction, delay or loss of orders from our significant distributors or resellers could materially and adversely affect our revenues.

Our reliance on international sales may make us susceptible to global economic factors, foreign tax law issues and currency fluctuations.

We currently have thirteen sales offices and subsidiaries in North America, South America, Africa, Europe and Asia, through which we market and sell our products. Sales to customers outside of the U.S. accounted for approximately 23% of revenues in 2000, 47% of revenues in 2001, 42% of revenue in 2002, 33% in 2003 and 34% in the six months ended June 30, 2004. In 2003 and in the six months ended June 30, 2004, approximately 97% and 98% of our sales were denominated in U.S. dollars, respectively. Our international operations subject us to risks which may cause our results of operations to fluctuate and to which we would not otherwise be exposed, such as:

•	impact of recessions in economies outside of the U.S.;

•	currency exchange rate fluctuations;

•	political and economic instability;

•	policy, legal, regulatory or other changes affecting the telecommunications and data communications markets;

•	uncertain intellectual property rights protection;

•	potential adverse tax consequences;

•	changes in tariffs; and

•	difficulties in accounts receivable collection.

Because of our long product development process, we incur substantial expenses before we earn associated revenues.

In order to remain competitive, we invest significant resources toward research and development of our current and potential products. Development costs and expenses are incurred before we generate any revenues from sales of products resulting from these efforts. Our current or future customer base may not purchase any products resulting from our current or future development efforts.

A failure by us to protect our technology may adversely affect our ability to compete.

Our success and ability to compete is substantially dependent upon our technology. A failure to protect our technology could result in competitors offering similar products, potentially resulting in a loss of competitive advantage and decreased revenues. We rely on a combination of patent, trademark, copyright and trade secret laws and non-disclosure agreements to protect such technology. Currently, we hold over 210 U.S. patents and have over 60 U.S. patent applications pending. However, we cannot be certain that patents will be issued with respect to any of our pending or future patent applications. In addition, we do not know whether any of our issued patents will be upheld as valid or that they will prevent the development of competitive products.

We seek to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information. If any third parties infringe our proprietary rights, such infringement could materially and adversely affect our competitive positions. As with our issued patents, we cannot be certain that the steps we have taken to protect our intellectual property will adequately prevent the misappropriation of any of our technology. Our competitors may independently develop technologies that are substantially equivalent or superior to our technologies. In addition, the laws of certain foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S. Third parties may attempt to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized third party copying or use. Furthermore, as we take steps to protect our intellectual property, we may be subject to countersuits which could adversely affect our operations.

We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. These claims may require us to enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of such claims. We may not be able to obtain necessary licenses on commercially reasonable terms, if at all. From time to time, we receive and have received letters from others requesting licenses or indicating that our products may require a license. These letters are not uncommon in the industry, and these letters are dealt with according to normal business practices. In some cases these letters are followed up with formal legal action. For example, in July 2000, a third party filed suit against us and approximately ninety other defendants. The suit alleges that all the defendants are violating more than a dozen patents owned by the third party which allegedly covers the field of “machine vision” used extensively in pick-and-place manufacturing of circuit boards and bar code scanning. We purchase this equipment from vendors, who we believe may have an obligation to indemnify us in the event that the equipment infringes any third party patents. The complaint does not specify which defendants or activities allegedly violated which particular patents. We have responded with a Motion for More Definite Statement designed to identify the allegedly infringing activities as well as the particular patents and claims allegedly being infringed by us. Since our filing of a Motion for More Definite Statement, the entire case has been stayed in order to allow an earlier-filed case with common factual and legal issues to proceed. We cannot assure you that we will prevail in this action and any adverse outcome could require us, among other things, to pay royalties to the third party patent owner. Given the lack of specificity in the complaint, it is not currently possible to calculate the potential for, or extent of, any liability resulting from this claim. We also cannot assure you that we will not receive other claims alleging infringement in the future.

If our products contain defects, we may be subject to significant liability claims from our customers and the end-users of our products and incur significant unexpected expenses and lost sales.

Our products are complex and, despite extensive testing, may therefore contain undetected errors or failures. If this happens, we may experience delay in or loss of market acceptance and sales, product returns, diversion of research and development resources, injury to our reputation or increased service and warranty costs. We also have exposure to significant liability claims with respect to our customers because our products are designed to provide critical communications services. Although we attempt to limit such exposure through product liability insurance and through contractual limitations in our customer agreements, such precautions may not cover all potential claims resulting from a defect in one of our products.

Changes to regulations affecting the telecommunications industry could reduce demand for our products.

If our NSP customers are required to comply with new laws, new regulations or new interpretations of existing laws or regulations, or if they are required to comply with additional existing regulations due to changes in the nature of their services, those changes could materially and adversely affect the market for our products. A large percentage of our customers are NSPs whose voice services, and many of their other network services, must comply with the Communications Act of 1934, as amended by the Telecommunications Act of 1996 and regulations prescribed by the FCC. Furthermore, most of our NSP customers’ voice services are subject to regulation by state public utilities commissions. Some of our NSP customers are subject to foreign government regulation. Many of these federal, state and foreign regulations continue to evolve due to ongoing judicial and administrative proceedings, particularly those federal regulations designed to define rights and obligations under the Telecommunications Act of 1996. From time to time, the FCC or regulatory bodies may propose legislation or adopt rules, regulations or polices that could affect our business, either beneficially or adversely, such as by increasing competition or affecting the cost of our operations.

Our failure to comply with regulations could affect our product offerings.

We are subject to a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed and due to ongoing judicial and administrative proceedings. New regulations or new interpretations of existing laws or regulations, or compliance with additional existing regulations due to changes in the nature of our products could result in significant additional cost to us. Moreover, failure of our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could delay the introduction of our products. Our products may be required to comply with various regulations, including those promulgated by the FCC, state public utilities commissions and various foreign governments. Our products must comply with the Communications Act of 1934 and FCC regulations such as those governing devices that may emit radio frequency or be connected to the telephone network. In the U.S., in addition to complying with FCC regulations, our products are required to meet certain safety requirements. For example, NSPs may require that our products that are located in their facilities be network equipment building standard certified before they purchase the products from us. Outside of the U.S., our products are subject to the regulatory requirements of each country in which the products are manufactured or sold. These requirements vary widely, and we may be unable to obtain on a timely basis, if at all, necessary approvals for the manufacture, marketing and sale of our products.

Enactment by federal, state or foreign governments of new laws or regulations, changes in the interpretation of existing laws or regulations or a reversal of the trend toward deregulation in the telecommunication industry could materially and adversely affect our customers, and thereby materially and adversely affect our business, financial condition and results of operations.

Compliance with evolving industry standards could adversely affect our product offerings.

Many of our products must comply with equipment standards adopted by national and international standards bodies. If we are required, or deem it otherwise necessary or advisable, to comply with new standards or with additional existing standards due to changes in standards, we may have to modify our current or future products. The costs of any modification could materially and adversely affect our business, financial condition and results of operations. Compliance with these standards is important because it often enhances the marketability of our products. Many of those standards are influenced by industry committees that develop draft standards and technical reports. These industry committees often include us and our customers, as well as our competitors and their customers.

Our ability to sustain or grow our business may be harmed if we are unable to provide adequate customer support.

Our ability to continue to grow our company and to retain current and future customers depends in part upon the quality of our customer support operations. A failure to offer adequate customer support could materially and adversely affect our reputation or cause demand for our products to decline. Our customers generally require significant support and training prior to the installation and deployment of our products. Providing adequate levels of support to our customers requires significant expenditures of resources and capital. As the market for high-speed access devices grows and as the technology for these devices continues to evolve, we will need to augment and improve upon our customer support operations.

A failure to manage our growth could adversely affect our business.

We have experienced expansions and contractions of our operations in the past. If we are unable to manage our growth effectively, our future profitability could be adversely affected. We may not have adequate resources to support our future operations.

Our corporate charter and bylaws as well as certain provisions of Delaware law may discourage take-over attempts and depress the market price of our stock.

Provisions in our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, as well as provisions of Delaware law, could discourage, delay or prevent a merger, acquisition or other change of control of our company, even if such a change of control might benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price for our common stock. These provisions include the following:

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	the ability of the board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

•	if not called by our board of directors or the chairman of our board of directors, the requirement that at least 50% of the outstanding shares of common stock are needed to call a special meeting of stockholders;

•	the division of the board of directors into three classes, with each class serving staggered three-year terms;

•	advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	the requirement that all actions by stockholders must be effected at a duly called meeting of the stockholders and may not be effected by a consent in writing.

In addition, our board of directors can issue up to 5,000,000 shares of preferred stock without the approval of the holders of common stock. Any preferred stock may have rights senior to the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control of us.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which limits business combination transactions with 15% or greater stockholders that our board of directors has not approved. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions apply even if some stockholders would consider the transaction beneficial.

Additional shares will become eligible for sale in the future, which could result in a decrease in the price of our common stock.

The market price of our common stock could drop as a result of sales of large numbers of shares in the market, or the perception that such sales could occur. We financed a portion of the purchase price of the acquisition of Net to Net through the issuance of 604,839 shares of our common stock and the issuance of a warrant to purchase up to 1,008,065 shares of our common stock.

We filed a registration statement, of which this prospectus is a part, to register 1,612,904 shares for resale. Once such registration statement is declared effective by the Commission, 604,839 shares will be freely tradeable without restriction or further registration under the Securities Act of 1933 and, upon exercise of the warrant, an additional 1,008,005 shares will be freely tradeable without restriction or further registration under the Securities Act of 1933.

Since there is minimal trading volume in our common stock, stockholders wishing to sell even small numbers of shares could have a negative impact on the price of our common stock, If the holders of significant amounts of our common stock desire to sell their shares, our stock price could be materially, negatively affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and registration statement contain or incorporate by reference forward-looking statements about our plans and expectations of what may happen in the future. Forward-looking statements involve uncertainties and risk and our actual results could differ materially from the results anticipated by our forward-looking statements as a result of many known and unknown factors, including but not limited to those discussed above in “Risk Factors.” These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. You can sometimes identify forward-looking statements by our use of forward-looking words like “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms and other similar expressions.

Although we believe that the plans and expectations reflected in or suggested by our forward-looking statements are reasonable, those statements are based only on the current beliefs and assumptions of our management and on information currently available to us and, therefore, they involve uncertainties and risks as to what may happen in the future. Accordingly, we cannot guarantee you that our plans and expectations will be achieved. Our actual results and stockholder values could be very different from and worse than those expressed in or implied by any forward-looking statement in this prospectus as a result of many known and unknown factors, many of which are beyond our ability to predict or control. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans and expectations as of any subsequent date. While we may elect to update or revise forward-looking statements at some time in the future, we specifically disclaim any obligation to do so, even if our plans and expectations change.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the Selling Stockholders under this prospectus. We may receive proceeds from the exercise of the warrant held by the Selling Stockholders, although the warrant may be exercised by the Selling Stockholders on a cashless basis. We intend to use any of the proceeds received from the exercise of the warrant held by the Selling Stockholders for working capital purposes. Pending the use of any such proceeds, we intend to invest these funds in short-term, interest bearing investment-grade securities.

SELLING STOCKHOLDERS

The following table sets forth:

•	the name of each of the Selling Stockholders;

•	the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering; and

•	the number of shares of common stock beneficially owned by each Selling Stockholder after this offering.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering(1)(2)		Shares Being Offered		Shares Beneficially Owned After the Offering
Mack Technologies Inc.	352,557		352,557		—	(2)
Net to Net Technologies, Inc.	1,260,347	(3)	1,260,347	(3)	—	(2)

Each Selling Stockholder will own less than 1% of the total number of shares of our common stock outstanding after this offering.

(1)	All share ownership information was provided to us by the Selling Stockholders.

(2)	Assumes that all of the shares held by the Selling Stockholders and being offered hereby are sold, and that the Selling Stockholders acquire no additional shares of common stock prior to completion of this offering.

(3)	Includes up to 1,008,065 shares which may be issued to Net to Net upon their exercise of a warrant issued in connection with the acquisition of Net to Net.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility (including, without limitation, the Nasdaq National Market and the over the counter market) on which the shares are traded or in private transactions, subject to applicable law. These sales may be public or private at prices prevailing in such market, fixed prices or prices negotiated at the time of sale. The shares may be sold by the Selling Stockholders directly to one or more purchasers, to or through agents, underwriters or broker-dealers designated from time to time. In the event the shares are publicly offered through underwriters, broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. The Selling Stockholders may, subject to applicable law, also use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales in which broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other agents. In connection with such transactions, broker-dealers or other agents may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may also from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3), or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. We will pay all costs, expenses and fees associated with the registration of the shares on behalf of the Selling Stockholders.

The Selling Stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The Selling Stockholders and the broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts and any commissions received by such broker-dealers or agents and any profit on the sale of the shares purchased by them and any discounts or commissions might be deemed to be underwriting discounts or commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, us.

At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed which will set forth the aggregate number of shares being offered, and the terms of the offering, including the public offering price thereof, the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholders and any other required information. At the time the Selling Stockholders purchased the shares of our common stock, they were not a party to any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares.

In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may be made only through underwriters, broker-dealers or agents who are registered or licensed in such states. Sales of shares offered hereby must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations.

We have informed the Selling Stockholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (a “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (the “Distribution Period”). During the Distribution Period, Rule 104 under Regulation M prohibits the Selling Stockholders or any other person engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering or reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

LEGAL MATTERS

Alston & Bird LLP will pass upon the validity of the shares of common stock being offered under this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an Independent Registered Certified Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with its requirements file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be obtained:

•	From the Commission, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

•	At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

•	From the internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the Commission.

Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the Commission at 1-800-SEC-0330.

We filed with the Securities and Exchange Commission a registration statement on Form S-3 (which contains this prospectus) under the Securities Act to register with the Securities and Exchange Commission the shares of our common stock offered by this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to us, and our common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by us (File No. 000-26485) are hereby incorporated by reference into this prospectus:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;

(3)	our Current Reports on Form 8-K dated July 26, 2004, August 6, 2004 and August 16, 2004; and

(4)	the description of our common stock contained in our Registration Statement on Form 8-A/A as filed with the Commission on January 20, 2004.

All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents.

Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein in any amendment or supplement hereto or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to Attention: Investor Relations, Paradyne Networks, Inc., 8545 126th Avenue North, Largo, Florida 33773.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Registration fee to Securities and Exchange Commission	$942
Accounting fees and expenses	7,500
Legal fees and expenses	20,000
Printing and Engraving	2,500
Miscellaneous expenses	1,000
Total	$31,942

The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated.

The Company has agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Stockholders.

Item 15.	Indemnification of Directors and Officers

Article VI of the amended and restated certificate of incorporation, as amended, of Paradyne contains a provision eliminating the personal monetary liability of directors to the fullest extent under applicable law. Section 102(b)(7) of the Delaware General Corporation Law provides, however, that liability may not be eliminated for:

•	any breach of the director’s duty of loyalty to Paradyne or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper benefit.

Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections. Paradyne has purchased such insurance.

Section 145 of the Delaware General Corporation Law further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Paradyne’s amended and restated certificate of incorporation, as amended, also provides that any repeal or modification of Article VI shall be prospective and shall not affect the rights under Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Article X of Paradyne’s amended and restated bylaws, as amended, requires Paradyne to indemnify its directors to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law. However, Paradyne may modify the extent of such indemnification by individual contracts with its directors.

Additionally, Paradyne is not required to indemnify any director in connection with any proceeding (or part thereof) initiated by the director unless:

•	such indemnification is expressly required to be made by law;

•	the proceeding was authorized by Paradyne’s board of directors;

•	such indemnification is provided by Paradyne, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law; or

•	such indemnification is required to be made by a court of competent jurisdiction as a result of an enforcement action by the director.

Article X of Paradyne’s amended and restated bylaws, as amended, permits, but does not require, Paradyne to indemnify its employees, including its officers, and other agents as set forth in the Delaware General Corporation Law or any other applicable law. Paradyne’s board of directors has the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the board of directors shall determine.

Paradyne is also empowered under its amended and restated bylaws to enter into indemnification contracts with its directors and officers. Paradyne is similarly authorized by its amended and restated bylaws to purchase insurance on behalf of any person it is required or permitted to indemnify.

Paradyne has entered into indemnification agreements with Messrs. Belanger, Epley, Geeslin, Murphy and Stensrud. Under the agreements, Paradyne has agreed to reimburse and indemnify each individual for civil or criminal proceedings or governmental investigations relating to his actions as a director or officer, except if such conduct was committed in bad faith or was a breach of his duty of loyalty to Paradyne.

Paradyne has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

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Item 16.	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibits
4.1	Warrant dated August 3, 2004 by and between the Company and Net to Net Technologies, Inc. (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Commission on August 16, 2004)

5.1	Opinion of Alston & Bird LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, an Independent Registered Certified Public Accounting Firm

24.1	Powers of Attorney (included on signature page hereof)

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, the financial statements required pursuant to this paragraph (a)(4) and other information necessary to insure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this Chapter if such financial statements and information are contained in periodic reports filed with or furnished with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, State of Florida, on August 31, 2004.

PARADYNE NETWORKS, INC.

By:	/s/ SEAN E. BELANGER
Sean E. Belanger President and Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean E. Belanger and Patrick M. Murphy and each of them, with the power to act without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SEAN E. BELANGER Sean E. Belanger	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2004

/s/ PATRICK M. MURPHY Patrick M. Murphy	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 30, 2004

/s/ SCOTT CHANDLER Scott Chandler	Director	August 26, 2004

/s/ THOMAS E. EPLEY Thomas E. Epley	Director	August 31, 2004

/s/ KEITH B. GEESLIN Keith B. Geeslin	Director	August 27, 2004

/s/ WILLIAM R. STENSRUD William R. Stensrud	Director	August 27, 2004

/s/ DAVID WALKER David Walker	Director	August 27, 2004

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